Exhibit 3

AMERICAN DEPOSITARY RECEIPTS (“ADRs”) OF
mmO2 plc
IN CONNECTION WITH THE PROPOSED REORGANIZATION OF mmO2 plc

LETTER OF TRANSMITTAL

YOUR CERTIFICATED mmO2 plc ADRs MUST BE RETURNED TO THE DEPOSITARY ALONG WITH THIS LETTER OF TRANSMITTAL AND CANCELLATION FEES IN ORDER TO RECEIVE O2 plc ORDINARY SHARES.

In order to be effective, this Letter of Transmittal along with your mmO2 plc ADRs and cancellation fees must be received by the Depositary in proper form prior to 2:00 p.m. New York City time on March 4, 2005.

If you want to receive O2 plc Ordinary Shares, mark this box and fill out the “Delivery Instruction” section on the back of this form.

Note: If you do not wish to receive O2 plc Ordinary Shares you do not need to take any action at this time. You will receive further information in regards to your elected or deemed consideration.

Special Note: O2 plc Ordinary Shares will not be listed on a US stock exchange. Anyone wishing to receive such Ordinary Shares should consult his or her financial advisor.

Taxpayer Identification Number _________________________________________

Daytime and/or Evening Telephone # ____________________________________

The signatory hereof acknowledges he, she or it has received, and carefully reviewed, a copy of the enclosed circular to shareholders dated January 12, 2005.

Please sign and date this Letter of Transmittal.	Date

Shareholder sign here	Co-owner sign here

DETACH CARD		DETACH CARD

Please return this Letter of Transmittal, your mmO2 ADRs and cancellation fees in the enclosed envelope.

Detach the mmO2 Letter of Transmittal at the perforation. Retain the bottom of the form for your records.

NOTE: YOUR mmO2 ADRs MUST BE RETURNED TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL AND CANCELLATION FEES IN ORDER TO RECEIVE O2 PLC ORDINARY SHARES ISSUED IN CONNECTION WITH THE REORGANIZATION.

If a properly completed Letter of Transmittal and applicable ADRs and cancellation fees are not received by JPMorgan on or before March 4, 2005 at 2:00 p.m. New York City time, the holder of mmO2 plc ADRs will be entitled to the consideration deemed for the holder.

Please note that the requirements for registration of UK Ordinary Shares are very different from the registration of shares in the US. Some of the requirements are as follows: (i) Shareholder(s) name(s) must be shown in full (i.e., no initials allowed); (ii) only individuals or corporate bodies can be registered; (iii) joint holders are restricted to four (4) in number; (iv) securities may not be registered in a name which includes reference to Trust, Trustee, Pension, Fund, Scheme, Society, Incorporated Bank, Charity, Club, Association, Nominee or Will, Gift, UGMA etc. (for example, securities cannot be registered in the name “XXX, as beneficiary under the XXX trust”; and (v) only the address of the first listed holder should be stated (details must be complete and conform to current postal requirements). Any questions relating to valid UK registrations are to be directed to your legal advisor.

NOTE: CASH DEFAULTS WILL BE HONORED TO THE EXTENT THAT mmO2 HAS SUFFICIENT CASH FOR SUCH DEFAULTS. IT IS POSSIBLE THAT mmO2 WILL NOT BE ABLE TO HONOR ALL CASH DEFAULTS IN WHICH CASE THE DEFAULT WILL BE O2 PLC ORDINARY SHARES.

ONLY COMPLETE ONE DELIVERY INSTRUCTION.

Ordinary Share CREST Delivery Instructions	Ordinary Share Delivery Instructions

Please deliver the undersigned’s securities as follows*:	(in Physical/Certificated form)

Name of Custodian	Full name that the Ordinary Shares will be issued to

Counterparty	Address

Account Number	Address

Reference or Attention	Address
(See reverse for registration requirements)

Name of US contact for any questions regarding delivery instructions

* PLEASE PROVIDE FULL INFORMATION ABOVE. PLEASE NOTE THAT IF YOU ELECT TO RECEIVE THE O2 PLC ORDINARY SHARES, THE COUNTERPARTY TO WHICH WE WILL BE DELIVERING MUST HAVE MATCHING INSTRUCTIONS SET UP TO RECEIVE THE SECURITIES, INCLUDING VALUE AND SETTLEMENT DATES.

If delivery of the related deposited securities cannot be completed within 72 hours of the first attempted delivery by reason of improper delivery instructions, local market requirements or reason other than the negligence or bad faith of the depositary, the presenter will be deemed to have not presented a Letter of Transmittal. As a result, it is recommended that any party surrendering ADRs for cancellation consult with their local market agent to ensure that delivery instructions are properly provided and that any and all local market requirements have been satisfied to allow for timely delivery of deposited securities.

The signor hereof appoints the Depositary as the above signed’s special and limited attorney-in-fact to act on behalf of the above signed in order to effectuate the above. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the above signed and any and all obligations of the above signed hereunder shall be binding upon the heirs, personal representatives, successors, and assigns of the above signed.

The O2 plc Ordinary Shares have not been and will not be registered under the US Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and will be distributed pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act, including the exemption provided by Rule 802 promulgated thereunder.

Deliver this Letter of Transmittal, your mmO2 plc ADRs and applicable fees to:

JPMorgan Chase Bank, N.A.

By Mail:	By Overnight Courier or Hand Delivery:
JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A.
Attn: EquiServe Corporate Reorganization	Attn: EquiServe Corporate Reorganization
P.O. Box 859208	161 Bay State Road
Braintree, MA 02195-9208	Braintree, MA 02184

General Questions
If you have any questions regarding mmO2 plc ADRs, please call the JPMorgan Service Center at 1-(781)-575-4328. Questions pertaining to the reorganization should be directed to the information agent, Innisfree, M&A, at 1-888-750-5834.

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.
DELIVERY SHALL NOT BE DEEMED PROPER UNTIL ACTUALLY RECEIVED BY THE DEPOSITARY.